Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HAMPTON ROADS BANKSHARES, INC.

ARTICLE I

NAME

The name of the Corporation is:

Hampton Roads Bankshares, Inc.

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act (the “VSCA”).

ARTICLE III

CAPITAL STOCK

(a) The Corporation shall have the authority to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, no par value.

(b) Except as otherwise provided herein, the Board of Directors, by adoption of Articles of Amendment, may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any share thereof. The Preferred Stock of all series shall have the preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series in the same class. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

ARTICLE IV

NO PREEMPTIVE RIGHTS

Except as otherwise set forth in the terms, preferences and rights of any class of series of shares of Preferred Stock hereafter authorized and issued pursuant to Article III(b) of these Articles of Incorporation, no holder of any shares of any class of the Corporation shall have any preemptive of preferential right to purchase or subscribe to (i) any shares of any class of the Corporation whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase such shares.

ARTICLE V

LIMIT ON LIABILITY AND INDEMNIFICATION

(a) To the full extent that the VSCA, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

(b) To the full extent permitted and in the manner prescribed by the VSCA and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

(c) Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VI

BOARD OF DIRECTORS

(a) Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, subject to any requirement of action by the Corporation’s shareholders under the VSCA, these Articles of Incorporation or the Corporation’s Bylaws, as each may be amended from time to time. The Board of Directors shall consist of not less than eight (8) nor more than twenty-four (24) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

(b) Election of Directors. At each annual meeting of shareholders, successors to the directors whose terms shall then expire shall be elected to hold office for a term of one (1) year.

(c) Removal of Directors by Shareholders. Any director elected by the holders of the Corporation’s Common Stock may only be removed by shareholders for cause. For purposes of this Article VI(c), the term “cause” shall mean engaging in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

ARTICLE VII

Any (a) amendment to the Corporation’s Articles of Incorporation, (b) plan of merger or exchange, (c) transaction involving the sale of all substantially all of the Corporation’s assets other than in the regular course of business and (d) plan of dissolution shall be so approved upon the vote of a majority of all votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, and shall not require any greater or other shareholder vote that would otherwise apply under the Virginia Stock Corporation Act in absence of this provision. However, nothing in this Article VIII shall require a vote of the shareholders to approve any action in circumstances where the Virginia Stock Corporation Act permits the Board of Directors to take action without a shareholder vote.